UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  June 8, 2015

BREATHE ECIG CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-178624	37-1640902
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

322 Nancy Lynn Lane, Suite 7, Knoxville, TN 37919

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(865) 337-7549

(REGISTRANT’S TELEPHONE NUMBER)

(FORMER NAME, IF CHANGES SINC LAST REPORT

Check the appropriate box below if the FORM  8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act

Item 1.01              Entry into a Material Definitive Agreement

On January 16, 2015, Breathe Ecig Corp. (f/k/a/ DNA Precious Metals, Inc.), a Nevada corporation (the “Company”), entered into a Share Exchange Agreement (the “Exchange Agreement”) with Breathe LLC, a Tennessee limited liability company (“Breathe LLC”), Breathe eCig Corp., a Tennessee corporation (“Breathe Corporation”) and all of the members and shareholders of Breathe LLC and Breathe Corporation as described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 27, 2015.

On June 8, 2015, the Company entered into a Waiver Agreement to Share Exchange Agreement (the “Waiver”) with certain (but not all) members and shareholders of Breathe LLC and Breathe Corporation, respectively.  Specifically, Sections 8(h) and 8(i) of the Exchange Agreement provide for the potential additional grant of 350,000,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), to the members and shareholders of Breathe LLC and Breathe Corporation based on various performance milestones set forth in Section 8(i) of the Exchange Agreement (the “Performance Shares”).

In order for the Company to pursue additional financing options, the Waiver releases the Company from this potential liability of an additional grant of 300,000,000 shares of Common Stock to the members and shareholders who executed the Waiver.  Pursuant to the terms of the Waiver and in the event the terms of the Performance Shares are triggered, each of the following will receive the maximum number of shares of Common Stock indicated: (i) Josh Kimmel – 18,500,000; (ii) Greg D’Amico – 2,500,000; and (iii) Ollie Jones – 1,000,000 on a pro rata basis under the terms of Sections 8(i)(A)-(C) of the Exchange Agreement.

Three of the six members and shareholders of Breathe LLC and Breathe Corporation did not execute the Waiver.  These three individuals constitue 8% of the pro rata portion of the Performance Shares.  As such, the Company estimates the potential liability to be approximately 28,000,000 shares of Common Stock to these three individuals under the Performance Shares provisions.

As such, the Waiver reduces the Company’s potential requirement of issuing 350,000,000 shares of Common Stock to a maximum of 50,000,000 shares of Common Stock under the Performance Shares provisions.

Item 9.01              Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1*	Waiver Agreement to Share Exchange Agreement dated June 8, 2015
__________
*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2015
BREATHE ECIG CORP.

/s/ Joshua Kimmel
By: President & Chief Executive Officer